Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-251197 on Form S-3 and Registration Statement Nos. 333-144777, 333-164697, 333-175900, 333-230890, 333-232330, 333-232485 on Form S-8 of our reports dated March 23, 2021, relating to the consolidated financial statements and financial statement schedule of GameStop Corp. and subsidiaries (“GameStop”) and the effectiveness of GameStop’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of GameStop for the 52 week period ended January 30, 2021.

/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
March 23, 2021